Exhibit 99.1

Dataram Contact: Mark Maddocks Vice President-Finance, CFO 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

PRINCETON, N.J. December 15, 2011 — Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter and six months ended October 31, 2011. Revenues for the second quarter and first six months of fiscal 2012 were $10.4 million and $20.7 million, respectively, which compares to $10.9 million and $23.7 million for the comparable prior year periods. The Company incurred a tax net loss for the second quarter of the current fiscal year of $1.2 million which compares to a net loss of $1.7 million for the comparable prior year period. Six month net loss totaled $2.0 million versus $3.0 million for the prior comparable period.

John H. Freeman, Dataram’s president and CEO commented, “In the second quarter, our revenues and gross margin came under downward pricing pressure. Declining prices, along with our R&D investment in XcelaSAN® were the primary contributors to our second quarter loss. Average selling prices in our memory business were lower by approximately 20 percent, when compared to first quarter levels. This was primarily due to the well-publicized industry-wide decline in the price of memory. Late in the second quarter, we took actions to align our costs with revenues. The downward pricing pressure diluted some of the financial impact. We have already taken a number of actions and implemented new initiatives to address recent industry pricing challenges. One initiative is our new web based quote and order application which is now being used by many of our partners. We will continue to monitor and act to maintain and grow a profitable memory business.”

Mr. Freeman continued, “In the second quarter, we continued to invest in XcelaSAN® development, quality assurance and testing. Our development team has successfully designed and developed new functions and capabilities over the past eighteen months. These functions are part of a robust multi-year roadmap which we expect will ensure XcelaSAN® a place in the storage hierarchy. Our recent development of enhancements and functions position us well for the next twelve months. We anticipate a declining requirement for development infrastructure over the next few quarters and have taken actions to reduce our costs. The product is currently installed and being evaluated for purchase at selected customer sites. These tests continue to affirm that XcelaSAN® provides significant performance improvements over traditional solutions at dramatically less cost. In addition to pursuing a traditional sales strategy for XcelaSAN®, management is also pursuing alternatives means to monetize the Company’s investment in the XcelaSAN® product line.”

Mr. Freeman also stated, “On December 14, 2011 the Company obtained an additional $500,000 of financing, by replacing an existing $1,500,000 loan with a line of credit of $2,000,000.”

Mr. Freeman concluded, “We are taking the necessary actions to ensure that our business is generating positive cash flow and growing. We have secured the financing, which coupled with expense containment actions, we believe necessary to sustain the Company.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010

Revenues	$10,406	$10,949	$20,676	$23,693

Costs and expenses:
Cost of sales	7,885	8,536	15,260	18,157
Engineering and development	185	225	354	486
Research and development	0	842	0	1,714
Selling, general and administrative	3,213	2,748	6,490	5,602
Stock-based compensation expense*	135	155	283	313
Intangible asset amortization*	41	107	82	214
	11,459	12,613	22,469	26,486

Loss from operations	(1,053)	(1,664)	(1,793)	(2,793)

Other expense	(126)	(51)	(240)	(161)

Loss before income taxes	(1,179)	(1,715)	(2,033)	(2,954)

Income tax benefit	0	0	0	0

Net loss	$(1,179)	$(1,715)	$(2,033)	$(2,954)

Net loss per share:
Basic	$(0.11)	$(0.19)	$(0.19)	$(0.33)
Diluted	$(0.11)	$(0.19)	$(0.19)	$(0.33)

Weighted average number of shares outstanding:
Basic	10,703	8,918	10,549	8,918
Diluted	10,703	8,918	10,549	8,918

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2011	April 30, 2011

ASSETS
Current assets
Cash and cash equivalents	$543	$345
Accounts receivable, net	4,090	4,630
Inventories	4,608	5,462
Other current assets	155	128
Total current assets	9,396	10,565

Property and equipment, net	911	962

Other assets	97	111

Intangible assets, net	2,766	1,940

Goodwill	1,453	1,242

Total assets	$14,623	$14,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,732	$2,154
Accounts payable	1,690	2,945
Accrued liabilities	1,071	840
Due to related party	1,500	1,500
Total current liabilities	5,993	7,439

Stockholders' equity	8,630	7,381

Total liabilities and stockholders' equity	$14,623	$14,820